N-SAR Filing for Year Ending September 30, 1997
Sanford C. Bernstein Fund, Inc. (the "Fund")
CIK No. 0000832808

Sub-Item 77O Exhibit
International Value Portfolio (Series No. 7) (the "Portfolio")
Transactions Effected Pursuant to Rule 10f-3


On July 14, 1997, the Portfolio purchased from Morgan Stanley Dean Witter 3,250 common shares of Sulzer Medica Ltd. purchased for CHF 2,100,000. The aggregate number and value of securities offered through the underwriting syndicate was 2.3 million shares for CHF 805,000,000.

The other members of the underwriting syndicate were:

Swiss Underwriters:
Swiss Bank Corporation, acting through its division SBC Warburg
Credit Suisse First Boston
Union Bank of Switzerland
Bank Morgan Stanley AG
Zurcher Kantonalbank
Bank Julius Baer & Co. AG
Pictet & Cie
Bank Sarasin & Co.
Bank J. Vontobel & Co. AG

U.S. Underwriters:
Morgan Stanley & Co. Incorporated
Credit Suisse First Boston Corporation
SBC Warburg Inc.
UBS Securities LLC
Alex. Brown & Sons Incorporated
Cowen & Company
Dillon, Read & Co., Inc.
Goldman, Sachs & Co.
Hambrecht & Quist LLC
Lehman Brothers Inc.
Merrill Lynch, Pierce, Fenner & Smith Incorporated
Sanford C. Bernstein & Co., Inc.
William Blair & Company
Dain Bosworth Incorporated
Furman Selz LLC
Edward D. Jones & Co., L.P.

International Underwriters:
Morgan Stanley & Co., International Limited
UBS Limited
Credit Suisse First Boston (Europe) Limited
Goldman Sachs International
Swiss Bank Corporation, acting through its division SBC Warburg
HSBC Investment Bank plc
ABN AMRO Rothschild
Barclays De Zoete Wedd Limited
Commerzbank Aktiengesellschaft

Advance Subscription Underwriters:
Morgan Stanley & Co., International Limited
Swiss Bank Corporation, acting through its division SBC Warburg
Union Bank of Switzerland
Credit Suisse First Boston
Morgan Stanley & Co., Incorporated
Goldman Sachs International
Zurcher Kantonalbank
HSBC Investment Bank plc
Bank Julius Baer & Co. AG
Pictet & Cie
Bank Sarasin & Co.
Bank J. Vontobel & Co. AG
ABN AMRO Rothschild
Barclays De Zoete Wedd Limited
Commerzbank Aktiengesellschaft

The Board of Directors of the Fund has adopted procedures pursuant to Rule 10f-3 of the Investment Company Act of 1940 (the "10f-3 Procedures").
In accordance with the 10f-3 Procedures, the Board of Directors was provided with written certification of the satisfaction of each condition of the 10f-3 Procedures in connection with the purchase by the International Value Portfolio of the Sulzer Medical Ltd. shares. The written certification follows.

Memorandum
To: Board of Directors, Sanford C. Bernstein Fund, Inc. (the "Fund")
From: Andy Adelson
Date: September 18, 1997
Subject: Bernstein International Value Portfolio - Rule 10f-3 Transactions

The Fund's Rule 10f-3 Procedures (the "Procedures") permit the
Fund to purchase securities from an underwriting syndicate in which Sanford C. Bernstein & Co., Inc. ("Bernstein") is a participant so long as the conditions set forth in the Fund's 10f-3 Procedures are satisfied. These conditions are designed to ensure the fairness of the transaction to the Fund. A copy of the Fund's 10f-3 Procedures are included in the materials distributed to the Board as Exhibit C.

Under the Procedures, the portfolio managers responsible for managing the Fund are required to review quarterly all purchases made pursuant to the Procedures and certify to the Directors that all of the conditions set forth in the Procedures have been met. A majority of the Directors who are not interested persons of the Fund are required to determine that all such purchases during the preceding quarter were effected in compliance with the Procedures.

During the two-month period ended August 31, 1997, the International Value Portfolio purchased 3,250 common shares of Sulzer Medica Ltd. (the "securities") for CHF 2,100,000 (approximately US $1.4 million) from an underwriting syndicate in which Bernstein was a participant. As Chief Investment Officer of the International Value Portfolio, I certify to the Directors of the Fund that each of the conditions set forth in clauses (a) - (g) of paragraph 1 of the Procedures were met in connection with the purchase of the securities:

(a) The securities purchased were:

(i) part of an issue registered under the Securities Act of 1933 which was being offered to the public;

(ii) purchased at not more than the public offering price prior to the end of the first full business day after the first date on which the issue was offered to the public(FN1); and

(iii) offered pursuant to an underwriting agreement under which the underwriters are committed to purchase all of the securities being offered, except those purchased by others pursuant to a rights offering, if the underwriters purchase any thereof.

(b) The appropriate officers of Bernstein have determined that the commission, spread or profit received by the principal underwriters was reasonable and fair compared to the commission, spread or profit received by other such persons in connection with the underwriting of similar securities being sold during a comparable period of time.

(c) The issuer of the securities has been in continuous operation for not less than three years, including the operations of any predecessors.

(d) The amount of the securities purchased by the International Value Portfolio did not exceed 4% of the principal amount of the offering, which was approximately $21.8 million.

(e)  The consideration paid by the International Value
Portfolio in purchasing the securities did not exceed 3% of the Portfolio's total assets.

(f) The International Value Portfolio purchased the securities from Morgan Stanley Dean Witter
("Morgan Stanley"), the syndicate manager, and thus did not purchase the securities directly or indirectly from an officer, Director, or employee of the Fund, from Bernstein, or from a person of which any such officer, Director or employee of the Fund or Bernstein is an affiliated person. Bernstein did not benefit in any way, directly or indirectly, as a result of the Portfolio's purchase of the securities from Morgan Stanley.

(g) The purchase of these securities shall be reported on Form N-SAR filed with the Securities and Exchange Commission in November, 1998 with respect to the six-month period of operations of the Fund ended September 30, 1998.

(FN1) The Commission "has interpreted this provision to mean that the investment company must make its acquisition on the first business day of the offering at no more than the initial public offering price."
Investment Company Act of 1940 Release No. 14924
(January 29, 1986).  Since Section 10(f) of the
Investment Company Act of 1940 only prohibits an investment company from purchasing a security during the existence of an underwriting syndicate, once the underwriting syndicate has broken after the public offering, the security can be purchased in the open market.